Exhibit 4

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of February 1, 2008 between MICROMED CARDIOVASCULAR, INC., a Delaware corporation (“Borrower”), and E-WILSON LLC, an Arizona limited liability company (“Lender”).

(1) Commitment. Lender hereby agrees to make loans (each an “Advance”) to Borrower, subject to the conditions stated in Section 2 hereof, up to an aggregate principal amount of Ten Million Dollars ($10,000,000), which shall be disbursed by Lender to Borrower in five traunches on the respective “Funding Dates” as set forth in Exhibit A. The obligation of Lender to make Advances to Borrower shall terminate on April 1, 2010 (the “Funding Commitment Termination Date”); provided, however, that Lender shall have no obligation to make any further Advances following the occurrence of any Event of Default (as hereinafter defined). In consideration of Lender’s commitment to loan up to aggregate principal amount of Ten Million Dollars ($10,000,000) to Borrower, simultaneously with the funding of the initial Advance under this Credit Agreement, Borrower shall issue a warrant to purchase shares of Borrower’s common stock, $0.001 par value per share (“Common Stock”), in the form attached hereto as Exhibit B (the “Warrant”). Subject to receipt of stockholder approval of the increase in the number of authorized shares of Common Stock as contemplated by Section 10(b) below, the Warrant shall be exercisable for a total of 500,000,000 shares of Common Stock, less the total number of shares issued or issuable upon conversion of the Note (as defined below) as of the Funding Commitment Termination Date, at an exercise price of $0.02 per share of Common Stock, subject to adjustment as provided in the Warrant. The shares issuable upon exercise of the Warrant are referred to herein collectively as, the “Warrant Shares.”

(2) Conditions Precedent to Funding all Advances. The obligation of Lender to make each Advance shall be subject to the satisfaction of all of the following conditions precedent: (a) there shall not have occurred any Event of Default, (b) except in the case of the initial Advance in the principal amount of $1,000,000, Borrower shall have amended its Certificate of Incorporation to increase its authorized shares of Common Stock as contemplated by Section 10(b) of this Credit Agreement and (c) except in the case of the initial Advance in the principal amount of $1,000,000, Borrower shall have delivered to Lender the Certificate of Chief Executive Officer in the form attached hereto as Exhibit D, dated as of the respective Funding Date.

(3) Procedure for Funding an Advance. From and after the occurrence of the conditions precedent set forth in Section 2 above and prior to the Funding Commitment Termination Date, and subject to the credit limitation set forth in Section 1, Lender shall, upon each Funding Date, transfer to Borrower by wire transfer in same day funds, to the account of Borrower specified in such written notice, the amount to be loaned to Borrower on such Funding Date as set forth in Exhibit A.

(4) Principal and Interest. The outstanding principal balance of all Advances, together with all of the interest thereon and any other amounts owed, shall be due and payable in full on February 28, 2013 (the “Maturity Date”) unless earlier converted or repaid as provided herein. Commencing February 28, 2011, Borrower shall make monthly payments of principal and interest on the last business day of each month calculated based on the outstanding principal balance and interest being amortized over the remaining term of the Note. Interest shall accrue on the outstanding principal amount of each Advance from the date of funding of such Advance until payment in full, at a rate of 7.5% per annum or the maximum rate permissible by law (the laws of the State of Arizona shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Except as provided in Section 11 in connection with an acceleration of the Note, Borrower shall not be permitted to make any prepayments prior to February 28, 2011. After February 28, 2011, Borrower shall have the right to make prepayments at any time in reduction of the outstanding principal balance and accrued and unpaid interest of the Note, in whole or in part, without premium or penalty; such payments shall be applied to amounts outstanding under the Note as provided in Section 7.

(5) Note and Schedule of Advances. Borrower’s obligation to repay the Advances shall be evidenced by, among other things, that certain unsecured convertible promissory note, dated as of even date herewith, executed and delivered by Borrower and payable to the order of Lender (the “Note”). The Note shall be convertible into shares of Common Stock of Borrower (as converted, the “Conversion Shares”) upon the terms provided therein. Upon the funding of the initial Advance under this Credit Agreement, Borrower shall prepare and deliver to Lender the Schedule of Advances attached hereto as Exhibit C, setting forth the information to be provided thereon. Upon any additional funding of an Advance, any repayment of an Advance (in part or in full) by Borrower, any reduction in amounts owed hereunder by conversion of the Note, and on each anniversary of the funding of an Advance until such Advance is paid in full and all funding commitments of Lender hereunder have been terminated, Borrower shall amend the Schedule of Advances to reflect such event and deliver to Lender the Schedule of Advances as so amended.

(6) Place of Payment. All amounts payable hereunder shall be payable at 1600 North Kolb Road, Suite 118, Tucson, Arizona 85715, unless another place of payment shall be specified in writing by Lender.

(7) Application of Payments. Any payment made by Borrower on any Advance hereunder shall be applied first to accrued interest, and thereafter to principal.

(8) Warranties And Representations. Borrower hereby represents and warrants to Lender that as of the date hereof:

(a) Organization and Qualification. Borrower and its “Material Subsidiaries” (which for purposes of this Credit Agreement means any significant subsidiary as defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 Act, as amended (the “1933 Act”) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of Borrower and its Material Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Credit Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of Borrower and its Material Subsidiaries taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of Borrower to perform its obligations under the Transaction Documents (as defined below). A complete list of Borrower’s subsidiaries (including appropriate designation of those subsidiaries that constitute Material Subsidiaries) as of the date of this Credit Agreement is set forth on Schedule 8(a).

(b) Authorization; Enforcement; Validity. Borrower has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Note, the Warrant and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), and to issue the Note, the Warrant, the Conversion Shares and the Warrant Shares (collectively, the “Securities”) in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by Borrower and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Note and the Warrant and the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by Borrower’s Board of Directors and no further consent or authorization is required by Borrower, its Board of Directors or its stockholders (except to the extent that stockholder approval is required in respect of the Charter Amendment). The Transaction Documents have been duly executed and delivered by Borrower. The Transaction Documents constitute the valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c) Capitalization. As of the date hereof, the authorized capital stock of Borrower consists of (i) 100,000,000 shares of common stock, of which as of January 31, 2008, 40,108,853 shares were issued and outstanding and 3,513,764 shares were reserved for issuance pursuant to Borrower’s stock option and purchase plans, 4,816,244 shares were reserved for issuance pursuant to conversion of Borrower’s existing warrants (the “Existing Warrants”) and no shares were issuable and reserved for issuance pursuant to securities (other than the Note, the Warrant, stock option and purchase plans and the Existing Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 50,000,000 shares of undesignated preferred stock, none of which is outstanding as of the date hereof. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 8(c), (A) no shares of Borrower’s capital stock are subject to preemptive rights or any other similar rights (arising under Delaware law, Borrower’s Certificate of Incorporation or By-laws or any agreement or instrument to which Borrower is a party) or any liens or encumbrances granted or created by Borrower; (B) there are no outstanding securities or instruments of Borrower or any of its Material Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Borrower or any of its Material Subsidiaries is or may become bound to redeem a security of Borrower or any of its Material Subsidiaries; (C) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Credit Agreement; and (D) Borrower does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. Except as disclosed in Schedule 8(c), or in the SEC Documents which were filed with the SEC at least five (5) days prior to the date hereof, (I) there are no outstanding debt securities issued by Borrower; (II) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Borrower or any of its Material Subsidiaries, or contracts, commitments, understandings or arrangements by which Borrower or any of its Material Subsidiaries is or may become bound to issue additional shares of capital stock of Borrower or any of its Material Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Borrower or any of its Material Subsidiaries; and (III) there are no agreements or arrangements under which Borrower or any of its Material Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement).

(d) Issuance of Securities. The Note and Warrant are duly authorized and, upon issuance in accordance with the terms hereof, shall be free from all taxes, liens and charges with respect to the issuance thereof and entitled to the rights set forth in the Note and the Warrant, respectively. As of the initial Funding Date, such number of shares of Common Stock as are issuable upon exercise of the Note and the Warrant as of the initial Funding Date will have been duly authorized and reserved for issuance upon conversion of the Note and exercise of the Warrant. Upon conversion or exercise in accordance with the Note and the Warrant, the Conversion Shares and Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by Borrower of the Securities is exempt from registration under the 1933 Act.

(e) No Conflicts. The execution, delivery and performance of the Transaction Documents by Borrower and the consummation by Borrower of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which Borrower or any of its Material Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Borrower or any of its Material Subsidiaries or by which any property or asset of Borrower or any of its Material Subsidiaries is bound or affected. Except as specifically contemplated by this Credit Agreement and as required under the 1933 Act, and except for the Stockholder Approval in respect of the Charter Amendment, Borrower is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in Schedule 8(e), all consents, authorizations, orders, filings and registrations which Borrower is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

(f) SEC Documents; Financial Statements. Borrower has provided Lender with access to all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the “SEC Documents”).

(g) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Borrower or any of its Material Subsidiaries, threatened against or affecting Borrower, the Common Stock or any of Borrower’s Material Subsidiaries or any of Borrower’s or Borrower’s Material Subsidiaries’ officers or directors in their capacities as such, except where the same would not result, either individually or in the aggregate, in a Material Adverse Effect, and except as expressly set forth in the SEC Documents which were filed with the SEC at least five (5) days prior to the date hereof. To the knowledge of Borrower, none of the directors or officers of Borrower have been involved in securities related litigation during the past five years which was required to be disclosed in any SEC Documents other than as disclosed in any SEC Documents which was filed at least five (5) days prior to the date hereof.

(h) Employee Relations. Neither Borrower nor any of its Material Subsidiaries is involved in any union labor dispute nor, to the knowledge of Borrower or any of its Material Subsidiaries, is any such dispute threatened. No material number of employees of Borrower or its Material Subsidiaries is a member of a union which relates to such employee’s relationship with Borrower, neither Borrower nor any of its Material Subsidiaries is a party to a material collective bargaining agreement, and Borrower and its Material Subsidiaries believe that their relations with their employees are generally good. Neither Borrower’s current chairperson and chief executive officer nor its current chief financial officer has notified Borrower that such officer intends to leave Borrower or otherwise terminate such officer’s employment with Borrower.

(i) Intellectual Property Rights. Borrower and its Material Subsidiaries own or possess or can acquire on reasonable terms adequate rights or licenses to use all trademarks, trade names, service marks, patents, copyrights, trade secrets and other intellectual property rights necessary to conduct their respective businesses as now conducted, except where the absence to own or possess the same would not result, either individually or in the aggregate, in a Material Adverse Effect. Borrower and its Material Subsidiaries do not have any knowledge of any infringement by Borrower or its Material Subsidiaries of trademarks, trade names, service marks, patents, copyrights, trade secrets or other intellectual property rights of others, except where such infringement would not result, either individually or in the aggregate, in a Material Adverse Effect. To Borrower’s knowledge there is no claim, action or proceeding being overtly threatened against, but which has not been made or brought against, Borrower or its Material Subsidiaries regarding its trademarks, trade names, service marks, patents, copyrights, trade secrets, or infringement of other intellectual property rights which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(j) Insurance. Borrower and each of its Material Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Borrower believes to be prudent and customary in the businesses in which Borrower and its Material Subsidiaries are engaged.

(k) Regulatory Permits. Except for Permits (as defined below) the absence of which would not result, either individually or in the aggregate, in a Material Adverse Effect, Borrower and its Material Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (the “Permits”), and neither Borrower nor any such Material Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit.

(l) Application of Takeover Protections. Borrower and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to Lender as a result of the transactions contemplated by this Agreement, including, without limitation, Borrower’s issuance of the Securities and Lender’s ownership of the Securities.

(m) Rights Agreement. Borrower has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of Borrower.

(n) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Borrower to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Credit Agreement. Lender shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section 8(n) that may be due in connection with transactions contemplated by this Credit Agreement.

(o) Dilutive Effect. Borrower acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and the Notes and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional, following the Stockholder Approval (as defined in Section 10(b)) and the filing of the amended and restated Articles of Incorporation (which Borrower shall file with the Secretary of State of the State of Nevada immediately following Stockholder Approval), regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of Borrower.

(p) Ranking of Notes. Except as set forth on Schedule 8(p), no indebtedness of Borrower is senior to or ranks pari passu with the Note in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(9) Negative Covenants of Borrower. Until the later of the Expiration Date (as defined in the Warrant) and payment in full of the Advances, Borrower will not and will cause its subsidiaries not to, without the prior written consent of Lender:

(a) Liens. Except in the ordinary course of business, subject to any lien or encumbrance (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of Borrower or any of its subsidiaries;

(b) Disposition of Assets. Except for sales of inventory and the like in the ordinary course of business, sell, license, lease, transfer or abandon or otherwise dispose of any material assets;

(c) Consolidation, Merger, etc. Consolidate with, merge into or with or sell (whether in one transaction or in a series of transactions) all or substantially all of its assets to any Person;

(d) Loans, Guarantees, Acquisitions. Except in the ordinary course of Borrower’s business, advance funds to any person (other than Lender) (whether by way of loan, stock purchase, capital contribution, or otherwise), or incur any indebtedness or enter into a guarantee with respect to the obligations of any person (other than Lender). In addition, Borrower may not acquire by purchase of stock or by purchase of assets in exchange for cash, shares of capital stock, or other securities of Borrower, any other person or all or any substantial division or portion of the assets and business of any other person;

(e) Dividends and Redemptions. Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of Borrower or any of its subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, Borrower or any of its subsidiaries;

(f) Issuances. Transfer, issue, sell or dispose of any shares of capital stock or other securities of Borrower or any of its subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Borrower or any of its subsidiaries, except for shares issuable pursuant to the Note, the Warrant, Borrower’s stock option and purchase plans or the Existing Warrants;

(g) Changes in Capitalization, etc. Effect any recapitalization, reclassification, stock split or like change in the capitalization of Borrower or any of its subsidiaries;

(h) Debt. Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other person or entity; or

(i) Other Material Transactions. Permit Borrower or any of its subsidiaries to enter into any transaction or to make or enter into any contract or agreement that would be required to be disclosed by Borrower on a Current Report on Form 8-K filed with the SEC.

(10) Affirmative Covenants of Borrower.

(a) Registration Rights. Pursuant to the terms and conditions of the Registration Rights Agreement entered into between Lender and Borrower of even date herewith, Borrower agrees to register on behalf of Lender the issuance or resale of all of the Conversion Shares, the Warrant Shares or any other shares of Common Stock acquired or acquirable by Lender.

(b) Stockholder Approval. The Board of Directors of Borrower, pursuant to a unanimous written consent adopted on February 1, 2008, has unanimously (i) determined that it is advisable and in the best interests of Borrower and its stockholders to adopt an amendment to Borrower’s Certificate of Incorporation to increase the authorized Common Stock from 100,000,000 shares to 750,000,000 shares (the “Charter Amendment”), and (ii) recommended that the holders of Borrower’s Common Stock affirmatively approve the Charter Amendment and directed that such matter be submitted, if required, to Borrower’s stockholders for approval (such affirmative approval being referred to herein as the “Stockholder Approval” and the date such approval is obtained, the “Stockholder Approval Date”). Lender hereby agrees to approve by written consent the Charter Amendment as Borrower’s majority stockholder in accordance with the Delaware General Corporation Law. As soon as practicable, but no later than 30 days after the initial Funding Date, Borrower shall file with the SEC an information statement informing the remaining stockholders of Borrower of such approval of the Charter Amendment in accordance with Schedule 14C under the Exchange Act (the “Information Statement”). The Stockholder Approval shall be deemed given after 20 days has elapsed following the date that Borrower mails the Information Statement to stockholders pursuant to Regulation 14C under the Exchange Act. Within two (2) business days after stockholder approval of the matters set forth in the Information Statement is effective, Borrower will send written notification to Lender of such Stockholder Approval and that Lender may exercise its conversion and purchase rights in accordance with the Note and Warrant.

(c) Board Representation. For so long as Lender and its affiliates, as a group (collectively, the “Lender Group”), beneficially own shares of Borrower’s Common Stock representing a majority of the total voting power of all of the outstanding voting stock of Borrower:

(i) Lender shall have the right to designate for nomination by Borrower’s board of directors (the “Board”) (or any nominating committee thereof) for election to the Board (each person so designated, a “Lender Designee”) a majority of the members of the Board, including the Chairman of the Board. The initial Lender Designees shall be nominated by the Board or its nominating committee to fill newly created vacancies created by the Board promptly following the written request of Lender and shall thereupon be appointed to the Board by written consent of Lender, as majority stockholder. Notwithstanding anything to the contrary set forth herein, Borrower’s obligations with respect to the election or appointment of Lender Designees shall be limited by Borrower’s compliance with applicable law and any applicable SEC or stock exchange director independence requirements.

(ii) Commencing with the annual meeting of stockholders of Borrower to be held in 2008 and prior to each annual meeting of stockholders of Borrower thereafter, Lender shall be entitled to present to the Board or any nominating committee thereof for nomination thereby such number of Lender Designees for election to the Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in Lender having the appropriate number of Lender Designees on the Board as determined pursuant to this Section 10(c). Borrower shall at all such times exercise all authority under applicable law and use reasonable best efforts to cause all such Lender Designees to be nominated for election as Board members by the Board (or any nominating committee thereof). Borrower shall cause each Lender Designee for election to the Board to be included in the slate of nominees recommended by the Board to holders of Common Stock (including at any special meeting of stockholders held for the election of directors) and shall use reasonable best efforts to cause the election of each such Lender Designee, including soliciting proxies in favor of the election of such persons. In the event that any Lender Designee elected to the Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Board with a substitute Lender Designee. In the event that as a result of any increase in the size of the Board, Lender is entitled to have one or more additional Lender Designees elected to the Board pursuant to this Section 10(c), the Board shall appoint the appropriate number of such additional Lender Designees.

(d) Filing of Form 8-K. Before 9:00 am Eastern Time, on February 6, 2008, but in no event later than the first time Borrower issues a press release disclosing the transactions contemplated by this Credit Agreement, Borrower shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K a form of each of this Credit Agreement (including the disclosure schedules to this Credit Agreement), the Note, the Warrant and the Registration Rights Agreement, in the form required by the 1934 Act.

(e) Use of Proceeds. Borrower will use the proceeds from the Advances and/or the exercise of the Warrant for working capital and capital expenditures. Borrower shall not use such proceeds in violation of any applicable law.

(f) Reservation of Shares. Borrower shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of shares of Common Stock needed to provide for the issuance of the shares of Common Stock upon conversion or exercise of the Note and Warrant.

(11) Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any amount due under this Credit Agreement within ten (10) business days after such payment becomes due;

(b) Any representation or warranty by, made or deemed made herein, or which is contained in any certificate, document or financial or other statement by Borrower, furnished at any time under this Credit Agreement, is incorrect in any material respect on or as of the date made or deemed made;

(c) The Borrower fails to perform or observe any other term or covenant contained in this Credit Agreement, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which an executive officer of Borrower knew or reasonably should have known of such failure, or (ii) the date upon which written notice thereof is given to Borrower by Lender;

(d) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(e) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

Upon the occurrence and the continuance of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (d) or (e) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

(12) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, telecopier or by messenger, addressed (a) if to Lender, at Lender’s address set forth on the signature page hereof, or at such other address as Lender shall have furnished to Borrower in writing, or (b) if to Borrower, one copy should be sent to its address set forth on the signature page hereof and addressed to the attention of the Corporate Secretary, or at such other address as Borrower shall have furnished to Lender. Each such notice or other communication shall for all purposes of this Credit Agreement be treated as effective or having been given when delivered if delivered personally or by messenger, courier service, telex, telegram or telecopier, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

(13) Governing Law. This Credit Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

[signatures on following page]

IN WITNESS WHEREOF, the parties have duly executed this Credit Agreement as of the day and year first set forth above.

BORROWER:

MICROMED CARDIOVASCULAR, INC.

Address:

8965 Interchange Drive

By:

Houston, Texas 77054

Name: Robert Benkowski
Title: Chief Executive Officer

LENDER:

E-WILSON LLC

Address:

By: E-W Manager LLC,
Manager

1600 North Kolb Rd.
Suite 118
Tucson, Arizona 85715

By:
Name: David Mackstaller
Title: Manager

EXHIBIT A

DISBURSEMENT SCHEDULE

Funding Date	Amount of Advance
Upon execution of Credit Agreement	$1,000,000
Filing Date of Charter Amendment	$1,500,000
July 1, 2008	$2,500,000
April 1, 2009	$2,500,000
January 4, 2010	$2,500,000

EXHIBIT B

FORM OF WARRANT

EXHIBIT C

SCHEDULE OF ADVANCES

Advance			Repayment	Principal	Interest
Number	Date	Amount	Date	Repaid	Repaid

EXHIBIT D
FORM OF FUNDING CERTIFICATE

Schedule 8(a)

MicroMed Technology, Inc., Material Subsidiary
MicroMed Cardiovascular Europe GmbH, Material Subsidiary

Schedule 8(c)

Pursuant to Section 4.9 of that certain Securities Purchase Agreement dated as of June 13, 2006, between Borrower and the purchasers named therein, such purchasers have the right purchase additional shares of Common Stock at par value in the event Borrower issues shares of Common Stock, or the right to purchase shares of Common Stock, at a price less than $1.55 per share.

Pursuant to certain Registration Rights Agreements between Borrower and the purchasers named therein, Borrower is obligated to maintain that certain registration statement on Form SB-2 (SEC file no. 333-136457).

Schedule 8(p)

Pursuant to that certain Amendment to Loan and Security Agreement, dated January 8, 2007, between Borrower and Silicon Valley Bank, Borrower has an outstanding loan with Silicon Valley Bank, which is secured by the following equipment:

Description	Manufacturer	Model No.
Robodrill	Fanuc Ltd.	a-T14iE

Schedule 8(s)

None